Exhibit 99.1

Analog Devices Increases Regular Cash Dividend and Announces $1 Billion Share Repurchase Program

NORWOOD, Mass.—(BUSINESS WIRE)—March 14, 2006—
- Board declares $0.16 cash dividend payable on June 14, 2006.
The Analog Devices, Inc. (NYSE: ADI) Board of Directors today announced an increase in its regular quarterly dividend to $0.16 per outstanding share of common stock, an increase of more than 30% over the $0.12 dividend declared in February of 2006. The board also authorized the repurchase of up to $1 billion of ADI’s common stock.
“Today’s cash dividend and the stock repurchase announcements signal our confidence in the long term performance of our business model and our commitment to continuously improve the rate of return for our shareholders,” said Ray Stata, Chairman of the Board.
ADI’s board declared the first quarterly cash dividend in November of 2003 and has raised the dividend three times since then. As a result, a total of $238 million in dividends have been paid to shareholders. The board today increased the regular quarterly dividend to $0.16 per share, commencing with the dividend to be paid on June 14, 2006 to all shareholders of record at the close of business on May 26, 2006. Quarterly dividends will continue at $0.16 per share, subject to declaration or change by the board.
The company has also been repurchasing shares of its common stock for the last several years. Since the start of the current repurchase program, which was announced in August of 2004, through the close of the market on March 13, 2006, the company has repurchased approximately 25 million shares of common stock for approximately $900 million. Today the board authorized the repurchase of an additional $1 billion of ADI common stock. Under the program, the company may repurchase shares from time to time on the open market or in privately negotiated transactions. ADI management will determine the timing and amount of shares repurchased.
Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. The company is headquartered in Norwood, Massachusetts. Analog Devices’ stock is listed on the New York Stock Exchange and the company is included in the S&P 500 Index.
Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, and forecasts. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Other risk factors are described in our most recent annual report on Form 10-K and quarterly report on Form 10-Q.
CONTACT: Analog Devices Director of Corporate Communications Maria Tagliaferro, 781-461-3282 investor.relations@analog.com